Exhibit 10.17

MANAGING GENERAL AGENCY AGREEMENT

This Agreement is entered into between American Physicians Insurance Company, a Texas Insurance Company (hereinafter called “Company”) and American Physicians Insurance Agency, Inc., a Texas corporation (hereinafter called “Managing Agent”). The effective date of this Agreement is April 1, 2007.

RECITALS

WHEREAS, the Company has been engaged in the business of insuring medical professional liability risks for physicians, surgeons and ancillary medical personnel since 1976; and

WHEREAS, the Company previously engaged in the insurance business as a reciprocal exchange; and

WHEREAS, all management and day-to day services for the Company were performed by a corporate attorney-in-fact from 1976 until the Company was converted from a reciprocal exchange to a stock insurance company; and

WHEREAS, the Managing Agent has an existing Managing General Agency Agreement with the Company; and

WHEREAS, the corporate attorney-in-fact for the Company was an entity that is affiliated with Managing Agent; and

WHEREAS, the Company has recently converted to a stock insurance company and the parties desire to replace both the existing Management Agreement with the attorney-in-fact and the existing Managing General Agency Agreement with this Agreement; and

WHEREAS, in order to provide continuity of business for the converted Company and its policyholders as well as maintaining responsibilities for performing insurance service functions, the Company believes it is desirable to appoint the Managing Agent to continue to provide management and agency functions for the Company; and

WHEREAS, the Managing Agent desires to continue to provide management, day-to day services such as marketing, appointment and supervision of agents, sales and distribution, underwriting, claims handling, risk management, policy administration, and other administrative services for the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements made and given herein, and for other valuable consideration, receipt of which is hereby acknowledged, the parties hereto mutually agree as follows:

SECTION 1: AGENCY APPOINTMENT AND AUTHORITY

1.1. Appointment. The Company hereby appoints the Managing Agent as its exclusive Managing Agent to perform the duties set forth herein. Managing Agent is vested with full authority to accomplish, effect and execute such duties upon the terms and conditions set forth below.

1.2. Acceptance of Appointment. The Managing Agent hereby accepts the above appointment and agrees to perform its duties under this Agreement to the best of its ability, knowledge, skill and judgment,

1.3. Duties and Responsibilities of the Managing Agent. The Managing Agent is authorized to perform the following activities for Company:

a. Underwriting: Provide all underwriting services such as the development of the underwriting guidelines, evaluation of risk and issuance of binders, policies and endorsements of the Company (“Policies”). The Managing Agent will work directly with the Medical Director of the Company and premium rates will be approved by the Company. The lines of insurance include medical professional liability insurance in Texas and other jurisdictions where the Company is licensed. The maximum premium volume, limits of liability, exclusions, territorial limitations, policy cancellation provisions, and maximum policy period shall be part of underwriting that shall be approved by the Company after consultation with API Advisory, LLC.

b. Marketing and Sales Material: Create marketing and sales promotional material relating to the business for the Company. The Company shall have the right to review and approve, in writing, all consumer material relating to the Policies prior to the Managing Agent printing the material. The Managing Agent shall be responsible for all costs associated with printing and distribution of consumer material. Managing Agent shall be responsible for the solicitation and evaluation of applications for coverage in compliance with underwriting guidelines acceptable to the Company.

c. Accounting and Reporting: Provide the required accounting and reporting services for the Company including annual reports to the Texas Department of Insurance and other regulatory agencies. Managing Agent shall, not less than monthly, submit an account report to the Company which includes a statement of written, earned, and unearned premiums, loss and loss expenses paid and outstanding, losses incurred but not reported and any management fees. The Managing Agent may satisfy its reporting requirement by confirming the insurer’s rending of such account received by or confirmed to the insurer not later than 60 days from the close of the month for which business is reported. Managing Agent shall keep the account on file for at least five years and shall make the account available to the Commissioner of Insurance (the “Commissioner”) for review. Managing Agent shall maintain records for each insurer for which it does business separately and maintain records for at least five years or until the completion of a financial examination by the insurance department of the state in which the insurer is domiciled, whichever is longer.

d. Billings: Bill, collect and remit to the Company all premiums for Policies issued under the terms of the Company’s financing arrangements. Managing Agent shall transmit return premiums, maintain the necessary records to support each transaction and regularly submit reports to the Company in accordance with the accounting and records guidelines specified by the Company. Managing Agent shall remit funds due to the Company not later than 30 days from the end of the month in which the coverage is issued.

e. Commissions: Be entitled to retain out of premiums collected the commissions paid to Agents by the Managing General Agent specified in Appendix I–Commissions.

f. Policy Cancellation: Cause cancellation or non-renewal of Policies on any risk bound by the Managing Agent for nonpayment of premium or other causes as the Managing Agent may deem to be in the interests of the Company, or as directed by the Company in accordance which the laws of the applicable jurisdiction.

g. Agents: Accept proposals of insurance from other agents, brokers or other solicitors.

h. Select and Appoint Agents: Select and appoint all producing agents for Company. If applicable law requires agents to be appointed by the Company, the Company agrees to extend its appointment to such agents for purposes of producing business for the Company. In addition, Managing Agent shall monitor and enforce full compliance of all agents with all laws, regulations, rules and other legal requirements applicable to activities of agents. The Managing Agent agrees that it shall be responsible for ensuring compliance by agents. At the Company’s request, the Managing Agent will terminate any agent appointed by the Company.

i. Special Services: Provide directly, or through appropriate representatives, special services as may be required for or by individual risks. Subject to applicable laws, the Managing Agent may charge a fee for such services and the Company will be responsible for reimbursing the Managing Agent for such services.

j. Residual Market Assessments: Determine applicability to the business of the Company of any legally-mandated residual market or other special assessment fund, including, but not limited to, state guaranty funds. If applicable, the Managing Agent shall determine premium surcharges, collect funds from the insureds, and regularly remit all such funds directly to the catastrophe or other special assessment fund and shall send the Company a report detailing premium surcharge calculations and indicating amounts payable to the applicable state(s).

k. Credit Extensions: Be fully responsible for the amount of the premium due to the Company on risks or Policies written or bound under this Agreement in which the Managing Agent has extended payment options, whether or not Managing Agent has collected the premium from the insureds or policyholders and/or their authorized representatives, unless non-payment of premium is the result of any act or omission of the Company.

l. Governmental Contacts: Notify the Company as soon as reasonably practicable, and in any event within ten (10) business days, in writing, of all contacts and correspondence received from insurance regulatory and other governmental authorities by Managing Agent or agents directly or indirectly involving Company and forward promptly upon receipt all summonses, complaints, subpoenas or other court documents and cooperate fully with Company in making any responses.

m. Claims Administration: Manage all aspects of the insurance claims originating from Policies, perform all claims administration for the Company and regularly submit reports on claims administration to the Company. This authority shall include, without limitations:

(1) handling all submitted claims according to the requirements of any appropriate legislative and regulatory authority; accepting and reviewing all submitted claims and loss reports; determining coverage for, administering, adjusting, settling, resisting or otherwise handling all submitted claims and losses in accordance with the authority granted by Company; administering, adjusting, settling, resisting, or otherwise handling all submitted claims and losses in accordance with Company’s specific written instructions, as may be amended in writing from time to time; filing any reports, maintaining licenses and any other authorizations necessary or required by law to carry out Managing Agent’s obligations and duties under this Agreement; establishing and maintaining claim and/or loss files for all submitted claims and losses, which shall be available at no additional charge to Company or Company’s designee, for review or audit at reasonable intervals and with reasonable prior notice by Company or Company’s designated auditor. In the event of a dispute, Company shall have final authority over disputes concerning claims settlement and setting of loss reserves.

(2) Managing Agent shall make available for review with reasonable prior notice by Company all, financial, operational, historical and procedural records pertaining to claims; retain and store files for each claim in accordance with the period of time, location and format required by applicable law and any File Retention and Destruction Policy set forth by the Company. If electronic claim files are used, the Managing Agent must submit transmissions on a weekly basis.

(3) Company and Managing Agent agree that Managing Agent shall have authority to make payments and settlements according to the terms of this Agreement and without Company’s prior approval up to the limits set forth below. Managing Agent agrees to obtain approval of the President of the Company before making payments or settlements based on the lesser of (i) 1% of the Company’s surplus as of December 31 of the last completed calendar year, or (ii) $250,000.

(4) Managing Agent shall promptly report to the President of the Company any claim that involves a coverage dispute, a demand in excess of policy limits; or allegations of bad faith, violations of the Deceptive Trade Practices Act, or violations of the Insurance Code, Chapter 541.

n. Staff: Maintain a staff of competent and trained personnel, supplies and equipment for the purpose of performing its duties under this Agreement and shall promote and safeguard the best interest of the Company and perform all acts reasonably necessary to insure the efficient and proper conduct of the services covered by this Agreement.

o. Compliance: Use best efforts to observe and comply, and cause any designee(s) to observe and comply, with all applicable laws and regulations relating to the services and insurance business covered by this Agreement.

p. Material Changes in Managing Agent. Managing Agent shall notify the Company in writing within 30 days if there is a change in ownership of 10% or more of the outstanding stock of the Managing Agent, any principal officer of the Managing Agent, or any director of the Managing Agent.

SECTION 2: LIMITATIONS ON MANAGING AGENT AUTHORITY

2.1. Compliance with Underwriting Guidelines. The Managing Agent shall not accept proposals or bind the Company for insurance on risks not included in the types of insurance specified on risks deemed unacceptable pursuant to the Company’s underwriting guidelines.

2.2. Special Acceptance. If the Managing Agent believes a risk should be considered even though it is not a risk described in Section 2.1 above, the Managing Agent will submit such an application to the Company President or Medical Director for approval.

2.3. Legal Proceedings. The Managing Agent shall not institute legal proceedings on behalf of the Company except (a) for collection of premium, (b) litigation of insured claims or (c) as otherwise agreed in writing by the Company and the Managing Agent.

2.4. Reinsurance. The Company shall retain sole authorization for the placing of reinsurance on all business subject to this Agreement. The Managing Agent may not bind reinsurance or retrocession on behalf of the Company and may not commit the Company to participation in insurance or reinsurance syndicates. Managing Agent shall not cede reinsurance on behalf of the insurer to a reinsurer that would not qualify for reinsurance credit under Article 5.75-1 of the Insurance Code and the rules promulgated thereunder. The Managing Agent shall comply with TEX. INS.CODE §40053.109 and regulations adopted thereunder.

SECTION 3: RESPONSIBILITIES OF MANAGING AGENT AND COMPANY

3.1. Licensing. Throughout the term of this Agreement the Managing Agent shall at its expense obtain, maintain and furnish evidence to the Company that the Managing Agent and all its agents have obtained and maintained all the necessary licenses and permits from all regulatory agencies having jurisdiction over the Managing Agent and its agents relating to the business covered by this Agreement and shall notify the Company’s Compliance Officer promptly of any license change, termination, suspension or cancellation.

3.2. Administration. The Managing Agent shall maintain a staff of competent and trained personnel, supplies and equipment for performing its duties under this Agreement. The Managing Agent shall use its best efforts to promote and safeguard the best interest of the Company, and to perform all acts necessary to insure the efficient and proper conduct of the insurance business covered by this Agreement.

3.3. Record Keeping and Reporting. The Managing Agent shall keep and maintain a record of each Policy issued for the Company and keep accurate books and records which shall, among other things, refer to each Policy issued and related premiums billed and collected, earned and unearned, pursuant to this Agreement. Without limiting the provisions of Section 6.3, the Managing Agent shall make such books and records available to the Company, the Texas Department of Insurance and their respective authorized representatives for inspection and copying at all reasonable times and will promptly forward copies of the same to the Company or the Texas Department of Insurance upon request.

3.4. Insurance Rules and Regulations. In the conduct of its duties hereunder the Managing Agent shall observe and comply, and shall cause its agents to observe and comply with all insurance regulatory laws and regulations relating to the insurance business covered by this Agreement. The Managing Agent shall, at its own expense, provide statistical reporting information regarding the Company as required by applicable law or the Company. The Managing Agent shall provide all information for the Company’s rate and form filings and all other information available to the Managing Agent as needed for applicable regulatory requirements. The Managing Agent agrees to submit to the authority and jurisdiction of the Commissioner and the Texas Department of Insurance at any time in any regulatory investigations, actions, inquiries, examinations, directives or requests for information.

3.5. Policy Approvals. The Managing Agent shall provide to the Company such information, as available to the Managing Agent, that the Company reasonably requires in order to file for approval with any applicable regulatory agencies of all Policy forms, rate schedules and other documents as may be required by regulatory authorities.

3.6. Compliance. The Managing Agent shall observe and comply, and shall cause its agents to observe and comply, with all applicable requirements imposed by law regarding (a) cancellation, non-renewal and/or counter signature, (b) the licensing and solicitation of insurance and (c) other applicable matters pertaining to the Company.

3.7. Expenses of Managing Agent. The Managing Agent shall be responsible for its own expenses associated with the Managing Agent’s performance of its duties under this Agreement including the payment for advertising, promotion and marketing campaigns; salaries, payroll taxes, benefits and travel for all employees and officers of Managing Agent; insurance applicable to Managing Agent; rents and utilities for offices; equipment rental and maintenance; printing, supplies, postage and telephone expenses; legal, auditing and other professional fees applicable to Managing Agent; and taxes, licenses and fees applicable to Managing Agent.

3.8. Expenses of Company. The Company shall be responsible for its own expenses associated with the Company’s performance of its duties under this Agreement. The Company shall be responsible and obligated for all losses and loss adjustment expenses arising out of the policies which the Managing Agent has settled and compromised for any loss; any judgments against the Company arising out of the Policies; any liabilities or judgments against the Company or Managing Agent as a result of the Managing Agent acting in the course and scope of its authority and responsibilities to Company; payment for reinsurance contract and related expenses; commissions to agents appointed by Managing Agent for solicitation of business; board, bureaus and association fees; surveys and underwriting reports; audit of assureds’ records including all costs of investigation or analysis conducted by independent parties with respect to the insurance business of the Company; payment for salaries, payroll taxes, employee benefits, travel and related expenses of Medical Director and Executive Secretary; insurance applicable to Company and policyholder benefits; Director fees, travel and related expenses; costs associated with the purchase of hardware, software and the installation of new technology including related depreciation and maintenance fees; all costs of printing and postage for policies, endorsements, claim forms and legal notices; all audit, legal, actuarial and other professional fees and expenses; taxes, licenses and fees or charges levied or assessed by any governmental entity by virtue of premiums earned or for any other reason on the insurance business conducted by the Company; third-party contract services; investment fees related to the purchase, sale and custody of investments; commissions to Managing Agent as defined in Appendix I to this Agreement and all other administrative expenses of the Company not covered under this agreement by the Managing Agent. The Company shall reimburse the Managing Agent for expenditures by the Managing Agent that are the responsibility of the Company under this Agreement.

3.9. Assessments and Surcharges. The Managing Agent shall bill customers for, collect and transfer to the Company all applicable taxes, or surcharges required to be levied on customers. The Company shall file all premium tax returns in the applicable jurisdictions and related to all business written by Company. The Managing Agent shall bill for, collect and pay directly to the applicable agency, all premium surcharges assessed pursuant to any applicable law.

3.10. Examination. Company shall at is own expense conduct an annual examination of Managing Agent for business done during the preceding year. An examination conducted under this paragraph shall comply with the requirements in 28 TEX. ADMIN. CODE §19.1204 (20). If Company’s aggregate premium volume increases by 30% in any 30-day period, Company will cause to be conducted an examination within 90 days of Managing Agent. All examinations of Company must adequately provide the Commissioner with, at a minimum, information on claims procedures, timeliness of claims payments (lag time), timeliness of premium reporting and collection, compliance with underwriting guidelines, and reconciliation of policy inventory. Examinations must be made available to the Commissioner for review and remain on file with Company for at least three years.

3.11. Licensing. Throughout the term of this Agreement, the Company shall use commercially reasonable efforts to obtain, maintain and furnish evidence thereof to the Managing Agent of all necessary licenses and permits from applicable regulatory agencies necessary for the Company to conduct business as an admitted insurance carrier in Texas and any subsequently specified target states mutually agreeable to the Company and the Managing Agent.

3.12. Compliance. In the conduct of its duties under this Agreement, the Company shall observe and comply with all applicable laws and regulations relating to the insurance business covered by this Agreement.

3.13. Licensing Assistance. The Company shall assist the Managing Agent and its agents to obtain and maintain licenses as required by applicable laws and regulations. The Company shall appoint the Managing Agent, and/or other agents in order to allow marketing and administration of products for the Company in compliance with the laws and regulations of all applicable jurisdictions. Any such appointment may, at the discretion of the Company, terminate upon termination of this Agreement.

3.14. Outline of Responsibilities. Set forth on Appendix II to this Agreement is an outline of the costs and expenses to be borne by each of the Managing Agent and the Company related to the operations of the Company. The parties agree that Appendix II reflects the intentions of the parties and this Agreement is intended to be construed and enforced consistently therewith.

SECTION 4: FUNDS HELD BY MANAGING AGENT

The Managing Agent shall promptly bill and collect all insurance premiums for Policies. All funds collected or received by the Managing Agent for, or on behalf of, the Company shall be held in a fiduciary capacity in accordance with applicable laws and regulations by the Managing Agent in a separate bank account or accounts clearly identifiable by name for funds so held or in accounts in the Company’s name. Such funds shall be deposited by the Managing Agent within 24 hours of receipt in a designated interest bearing premium account in a bank that is a member of the Federal Reserve System. The Managing Agent shall not co-mingle funds of the Company with any other accounts of the Managing Agent. The Managing Agent shall make no deductions from the premium account for its own account unless authorized in writing by the Company, except fees payable to the Managing Agent as authorized in this Agreement. Reports and funds transfers to the Company shall be made in compliance with accounting and records requirements established by Company.

SECTION 5: COMMISSIONS; BOARD COMPENSATION

5.1. Commissions. The Managing Agent shall be entitled to commissions on all business produced under this Agreement at the rates specified in Appendix I–Commissions. The Managing Agent shall refund to the Company commissions on return premiums and cancellations at the same rate and under the same payment terms as such commissions were initially deducted by the Managing Agent.

5.2. Board Compensation Restrictions. The Managing Agent and the Company agree that no employee of the Managing Agent, American Physicians Service Group, Inc. (“APSG”) or any of the direct or indirect subsidiaries of APSG will be paid any board fees, advisory fees or other forms of compensation from the Company for service on the Board of Directors or Advisory Board of Directors of the Company.

SECTION 6: RECORDS AND AUDIT

6.1. Audits. The Company has the right, upon at least 72 hours written notice and during normal business hours to inspect and audit the records of the Managing Agent. The Managing Agent agrees to cooperate with the Company in conducting such inspections and audits. Such right shall survive the term of the Agreement for the greater of 24 months or until such time as all disputes are resolved as to amounts owed.

6.2. Mutual Assistance. Each party shall assist the other party in responding to any regulatory requirements, audits or other inquiries.

6.3. Records Ownership and Related Licenses. The Managing Agent and the Company agree that any records, data and files, whether in hard copy form, electronic form or otherwise, that are created by the Managing Agent or come into the possession of the Managing Agent, and which relate to the business or operations of the Company will be deemed to be co-owned by the Managing Agent and the Company. The Company shall be entitled to unrestricted access to such co-owned records, data and files without any requirement to account to the Managing Agent or seek any consent or approval of the Managing Agent with respect thereto. To the extent any software, program, hardware or other processing system (collectively, “Processing Systems”) owned or licensed by the Managing Agent or the Company is necessary to access, work with or otherwise utilize any such records, data or files, each party hereby grants a nonexclusive, irrevocable, perpetual, royalty-free license to the other party for the use of such Processing Systems.

SECTION 7: INDEMNIFICATION

7.1. Company to Indemnify. The Company shall indemnify and hold harmless the Managing Agent from all claims, loss, damage, liability, judgments or settlements including reasonable costs, expenses, and attorneys’ fees, arising out of the relationships of the parties under this Agreement and caused by the Company’s failure to comply with the terms of this Agreement, or Company’s bad faith, willful misfeasance or gross negligence. The Company shall be liable for and shall pay or reimburse the Managing Agent (within 30 days for any payment made by the Managing Agent) for all expenses or damages suffered by the Managing Agent as a result of the Company’s alleged failure to comply with any applicable insurance regulatory laws.

7.2. Managing Agent to Indemnify. The Managing Agent shall indemnify and hold harmless the Company from all claims, loss, damage, liability, judgments or settlements, including reasonable costs, expenses, and attorneys’ fees arising out of the relationships of the parties under this Agreement and caused by the Managing Agent’s failure to comply with the terms of this Agreement or Managing Agent’s bad faith, willful misfeasance or gross negligence. The Managing Agent shall be liable for and shall pay or reimburse the Company (within 30 days for any payment made by the Company) for all expenses or damages suffered by the Company as a result of the Managing Agent’s or any of its agents’ alleged failure to comply with any applicable insurance regulatory laws.

SECTION 8: SUSPENSION OF AUTHORITY

8.1. Notice of Suspension. The Company may suspend the authority of the Managing Agent to bind the Company only for the reasons and in accordance with the procedures described below. The Company shall give immediate written notice of the suspension of authority and the Managing Agent shall then immediately cease to exercise its authority until the reason for the suspension is resolved. Once resolved, the Company shall immediately reinstate the authority of the Managing Agent. Notwithstanding any action taken pursuant to this Section, the parties may exercise whatever rights they may have to terminate this Agreement.

8.2. Authority to Suspend. The Company may suspend Managing Agent’s authority if the Company is prohibited from writing insurance. In such event, the suspension shall remain in effect until the prohibition has been lifted. The suspension shall only apply to the jurisdiction in which the Company is unable to continue writing business. The Company may suspend the authority of the Managing Agent during the pendency of any dispute regarding any event of default under this Agreement.

8.3. Loss of License. The Company may suspend Managing Agent’s authority if a regulatory authority cancels, suspends or declines to renew the Managing Agent’s license or certificate of authority. In such event, the suspension shall remain in effect until the Managing Agent provides the Company with evidence that a license or certificate of authority has been granted or reinstated by the regulatory authority.

8.4. Administration Allegations. The Company may suspend Managing Agent’s authority if an administrative allegation of violation of insurance law or regulation is made against the Managing Agent or any of the Managing Agent’s executive officers by an insurance regulatory agency.

8.5. Criminal Offense. The Company may suspend Managing Agent’s authority if the Managing Agent or any of the Managing Agent’s executive officers is indicted for a criminal offense, the conviction of which would permit termination of Managing Agent under this Agreement.

SECTION 9: TERMINATION

9.1. Basis For Termination.

a. This Agreement may be terminated at any time upon the mutual written agreement of the Company and the Managing Agent.

b. This Agreement may be terminated at any time by either party by written notice if the other party commits any act of bankruptcy, becomes insolvent or assigns all or part of its assets for the benefit of creditors upon or after the filing of a petition for bankruptcy, whether voluntary or involuntary.

c. This Agreement may be terminated at any time by either party by written notice if the other party materially breaches this Agreement and provided the party seeking to terminate this Agreement has given the other party thirty (30) days prior written notice of the nature of the claimed breach and its intent to terminate if the claimed breach is not cured to the satisfaction of the breached party within such thirty (30) days period.

d. This Agreement may be terminated immediately by the Company due to misappropriation of funds or property of the Company or funds received for it by the Managing Agent or the failure of the Managing Agent to remit to the Company the funds due promptly on demand.

e. This Agreement may be terminated immediately by the Managing Agent due to misappropriation of funds or property of the Managing Agent or funds received for it by the Company or the failure of the Company to remit to the Managing Agent the funds due promptly on demand.

SECTION 10: GENERAL PROVISIONS

10.1. Confidentiality. Each party shall treat as confidential any and all information received from the other party pursuant to this Agreement, and shall not disclose any such information to any third party without the prior written consent of the other party. Each party shall not disclose directly or indirectly to any third party any term or provision of this Agreement without the prior written consent of the other party. These obligations of confidentiality shall survive termination of this Agreement.

10.2. Entire Agreement. This Agreement, and the Appendices attached hereto and incorporated herein, constitute the entire Agreement of the parties relative to the subject matter hereof, and supersede and cancel any and all other prior agreements or understanding of the parties related to the subject matter of this Agreement.

10.3. Amendment. This Agreement may not be amended, modified or altered in any manner except in writing and executed by all parties hereto and shall specify the effective date of the amendment.

10.4. Severability. In the event any provision of this Agreement shall be held invalid or unenforceable, such provision shall be deemed modified, restricted or removed to the extent necessary to render the remaining provisions of this Agreement binding and effective.

10.5. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Texas, and all disputes, that may arise under this Agreement shall be submitted to the state or federal courts sitting in Travis County, Texas, which courts shall have jurisdiction and venue over matters arising under this Agreement.

10.6. Assignment. Except as specifically contemplated herein, this Agreement, and all rights, duties and obligations hereunder, may not be assigned by any party without the prior written consent of the other party.

10.7. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective administrators, representatives, successors and permitted assigns.

10.8. Waivers. The failure of a party to enforce any provision of this Agreement shall not constitute a future waiver of such provision or any other provision hereof.

10.9. Authorization. Each party represents that it has full authority and authorization to enter into this Agreement and no additional or further permissions, consents or authorizations are required to bind the parties hereto.

10.10. Interpretation. If any provision of this Agreement is deemed to be in contravention of any statute, regulation or legal requirement, such provision or portion thereof, shall be interpreted to conform to such statute, regulation or legal requirement, without further action by the parties.

10.11. Dispute Resolution. The parties shall use their best efforts to negotiate in good faith the resolution of any dispute that may arise relating to this Agreement. In the event the parties are unable to resolve such dispute, either party shall have the right to cause the dispute to be submitted to binding arbitration pursuant to the rules and regulations of the American Arbitration Association relating to commercial disputes. Any determination pursuant to such arbitration shall be entitled to enforcement by a court of competent jurisdiction. Such arbitration decision may include an award of attorney’s fees and costs actually incurred in such arbitration and any enforcement of such arbitration.

10.12. Notices. Any notice permitted or required under this Agreement shall be in writing and shall be deemed to have been duly given by personal delivery upon such delivery, upon receipt of telecopy or facsimile with proof of transmission, on the first business day following delivery by overnight courier, or on the second business day following deposit in the United States Mail, certified or registered, return receipt requested, postage prepaid and addressed to: the attention of chief executive officer of the parties being given notice at the principal executive office of such party.

10.13. Rights of Offset. The Managing Agent shall have no right to offset balances due Company under this contract with any amount due under any other contract between the Managing Agent and Company.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first written above.

AMERICAN PHYSICIANS INSURANCE COMPANY, a Texas insurance corporation

By:	/s/ Marc J. Zimmermann
Printed Name: Marc J. Zimmermann
Title:	SVP, Secretary and CFO

AMERICAN PHYSICIANS INSURANCE AGENCY, INC., a Texas corporation

By:	/s/ W.H. Hayes
Printed Name: W.H. Hayes
Title:	Secretary

Signature Page to Managing General Agency Agreement

APPENDIX I

COMMISSIONS

This Appendix is attached to and made a part of the Managing General Agency Agreement dated April 1, 2007, (the “Agreement”) among American Physicians Insurance Company (“Company”) and American Physicians Insurance Agency, Inc. (“Managing Agent”), and is effective as to all policies having effective dates on or after the effective date of the Agreement.

Commissions to Managing Agent. The Managing Agent shall be entitled to, and shall be paid, as and for all services under this Agreement including but not limited to marketing, underwriting, claims administration, accounting, reporting and other services performed as specified in the Agreement, commissions equal to 13.5% of premium earned before reinsurance on a monthly basis resulting from business written pursuant to and in connection with the Agreement.

Commissions Paid to Agents by Managing Agent. Managing Agent shall be entitled to reimbursement from Company for any commissions paid to licensed agents, brokers, or other soliciting agents.

Costs Associated with the Purchase of Hardware, Software and Installation. Managing Agent will be entitled to reimbursement for any costs associated with the purchase of hardware, software and the installation of technology on behalf of the Company for use by the Company in the conduct of its business.

In Witness Whereof, the parties to the Agreement have executed this Appendix I to be effective on the effective date of the Agreement.

AMERICAN PHYSICIANS INSURANCE COMPANY, a Texas insurance corporation

By:	/s/ Marc J. Zimmermann
Printed Name: Marc J. Zimmermann
Title:	SVP, Secretary and CFO

AMERICAN PHYSICIANS INSURANCE AGENCY, INC., a Texas corporation

By:	/s/ W.H. Hayes
Printed Name: W.H. Hayes
Title:	Secretary

APPENDIX II

to

Managing General Agency Agreement

This Appendix is attached to and made a part of the Managing General Agency Agreement between American Physicians Insurance Company (“Company”) and American Physicians Insurance Agency, Inc. (“Managing Agent”), and is effective as to all policies having effective dates on or after the effective date of the Agreement.

Company Expenses	Managing Agent Expenses

Losses (Indemnity)	N/A

Loss Adjustment Expenses	N/A

Reinsurance contract and related expenses	N/A

Commissions to Agents	Per Appendix I, Managing Agent shall be entitled to reimbursement from Company for any commission paid to licensed agents, brokers, or other soliciting agents

N/A	Advertising

Board, Bureaus and Associations Fees (Company Only)	Dues and subscriptions (All Other)

Surveys and Underwriting Reports (Policy Issue related expenses including rate studies)	N/A

Audit of Assureds’ Records	N/A

Salaries, Payroll Taxes and Employee Benefits (Medical Director & Board Secretary Only)	Salaries, Payroll Taxes and Employee Benefits (All Others – Managing Agent Employees)

Insurance applicable to Company & Policyholder Accidental Death & Disability Coverage	Insurance applicable to Managing Agent

Board Fees	N/A

Travel & Travel Items (Directors & Board Secretary Only)	Travel & Travel Items (All Other – Managing Agent Employees)

N/A	Rent & Utilities

N/A	Equipment – Rental & Maintenance (Copiers and other non-EDP)

Costs associated with the purchase of hardware, software and installation of new technology (EDP Equipment)	N/A

Cost of Depreciation of EDP equipment, software, and maintenance	N/A

Printing & Supplies (Policies & Claims Forms, Legal Notices and Annual Reports)	Printing & Supplies (All Other)

Postage (Policies & Claims Forms, Legal Notices, and Annual Reports Only)	Postage (All Other)

Telephone (Directors & Board Secretary Reimbursements Only)	Telephone (All Other – Managing Agent Employees)

Legal, Auditing, & Other Professional Fees, i.e. Actuarial Fees (Company Only)	Legal, Auditing & Other Professional Fees (Managing Agent Only)

State & Local Taxes (Company Only)	State & Local Taxes – (Managing Agent Only)

Franchise Taxes (Company Only)	Franchise Taxes (Managing Agent Only

All Other Taxes (Company Only)	All Other Taxes (Managing Agent Only)

Insurance Department Fees (Company Only)	Insurance Department Fees (Managing Agent Only)

Gross Guaranty Association Assessments	N/A

Contracting Services (Director approved)	Contracting Services (All Other)

Investment Fees (Related to the Purchase, Sale & Custody of Investments)	N/A

Miscellaneous Expenses (Company Only)	Miscellaneous Expenses (All Other)

Per Appendix I, Commissions (“Management Fee”) to Managing Agent for all services under this Agreement including but not limited to, marketing, underwriting, claims administration, accounting, reporting and other services, will equal 13.5% of premium earned before reinsurance on a monthly basis resulting from business written pursuant to and in connection with the Agreement.	N/A